Exhibit 99.2

Sonic Foundry Agrees to Acquire Japanese Enterprise Video Company, Mediasite K.K.

One of two announcements that reinforce company’s international market leadership in video communications

MADISON, Wis.--(BUSINESS WIRE)--November 21, 2013--Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted leader for video content management and webcasting solutions, announced today that the company has entered into non-binding term sheets to purchase the remaining shares of stock in Mediasite K.K., and to acquire MediaMission, the market leading enterprise video providers in Japan and the Netherlands. With these agreements, Sonic Foundry expects to significantly expand its global market reach in the Asia-Pacific region and Europe, and accelerate the company's commitment to enterprise video communications world-wide.

Sonic Foundry saw a 43% growth in billings in Japan and a 25% growth in international billings overall in fiscal year 2013. The company believes the acquisition of Mediasite K.K. will highlight operational synergies of the combined organizations by bringing a larger geographic and cloud footprint; allowing the company to better align with customers globally; providing follow-the-sun customer support; and further driving global sales.

The worldwide market for enterprise streaming solutions totaled $574 million in 2012 and is poised for continued growth, according to Wainhouse Research. The analyst firm projects the market will expand at a compounded annual rate exceeding 20% for the next five years with total annual revenues for enterprise streaming solutions passing the $1 billion threshold in 2016.

Mediasite K.K. is a Sonic Foundry partner, and a company Sonic Foundry has had a minority ownership interest in since 2001. In 2011 the company received the Japan e-Learning Award from the Ministry of Education, Culture, Sports, Science & Technology for innovations in using webcasting solutions for cancer education along with Tsukuba University.

In addition to higher education, Mediasite K.K. also has built a strong and successful corporate and events customer base, including the second largest pharmaceutical company in Japan, Otsuka Pharmaceutical Co Ltd.; Sanofi K.K.; Nippon Steel Sumitomo Metal; Ernst & Young ShinNihon; Hakuhodo Inc.; Toshiba Solutions Corporation; and Mazda Motor Corporation, which has been using Mediasite since 2006 to strengthen internal communication.

“We looked for a system that would enable employees to easily operate with minimum maintenance requirement. That was Mediasite,” said Kazuo Niide, Office Systems Infrastructure System Department, Mazda Motor Corporation. “We were very impressed with the simple design and ease of operation. Now many employees use Mediasite for communication purposes.”

"I am so pleased to reach the agreement with Sonic Foundry,” said Shuichi Murakami, Chairman of the board of Mediasite K.K. "The management consolidation with Sonic Foundry allows us to increase customer satisfaction, expand our support capabilities and foster greater adoption of video technology."

“Mediasite K.K.’s success in bringing video applications to a growing number of customers is testament to the upward momentum of big global trends in enterprise video management. The company complements our existing strategy to enhance communication through the power of video,” said Gary Weis, Chief Executive Officer, Sonic Foundry. “Mediasite K.K. has long been a valuable partner to Sonic Foundry, and I personally compliment Shuichi Murakami and his team for their success in the Japanese market for more than a decade.”

Terms

Sonic Foundry will pay approximately ¥585 million ($5.85 million) for the remaining stock in Mediasite K.K., comprised of equal components of approximately $1.95 million cash, subordinated note payable in one year and value in shares of Sonic Foundry. Mediasite K.K. recorded revenue in their fiscal year ended March 31, 2013 of ¥791 million or $9.6 million using the average conversion rate during the year, and pretax income of ¥163 million or $2.0 million. Had the acquisition of Mediasite K.K. occurred at the beginning of their fiscal year, Sonic Foundry would have recorded additional revenue of $8.2 million, after eliminating Sonic Foundry sales to Mediasite K.K. Additional details can be found in Sonic Foundry’s Annual report on Form 10-K, which will be filed in December. The transaction, which is subject to execution of a definitive stock purchase agreement and customary closing conditions, is expected to close within the next 90 days.

Investor Webcast

Sonic Foundry will discuss this announcement and its acquisition of MediaMission during its quarterly investor webcast today at 3:30 p.m. CT/4:30 p.m. ET. To access the presentation, go to sonicfoundry.com/earnings. An archive of the conference call will be available for 90 days.

About Mediasite K.K.

Mediasite K.K. is a strategic partner of Sonic Foundry and the sole distributor of Mediasite in Japan. As market leader with over 250 customers, including 100 from higher education, Mediasite K.K.'s mission is to demonstrate the power of enterprise video creation and management to more organizations in Japan.

About Sonic Foundry®, Inc.

Sonic Foundry (NASDAQ: SOFO) is the trusted market leader for enterprise webcasting solutions, providing video content management and distribution for education, business and government. Powered by the patented Mediasite webcasting platform and webcast services of Mediasite Events, the company empowers people to advance how they share knowledge online, using video webcasts to bridge time and distance, enhance learning outcomes and improve performance.

© 2013 Sonic Foundry, Inc. Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

CONTACT:
Sonic Foundry, Inc.
Press Contacts:
Tammy Jackson, 608.770.9052
tammy@sonicfoundry.com
Nicole Wise, 608.237.8678
nicolew@sonicfoundry.com